Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of Cambridge Heart, Inc. of our report dated March 28, 2008 relating to the financial statements of Cambridge Heart, Inc., which appears in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ VITALE, CATURANO & COMPANY, LTD.

April 11, 2008

Boston, Massachusetts